Exhibit (c) (10)

Presentation to the Special Committee of the Board of Directors of:
Clark consulting
Regarding Overall Transaction
November 1, 2006
KEEFE, BRUYETTE & WOODS

The following report (the “Report”) has been prepared by Keefe, Bruyette & Woods, Inc. (“KBW”) for the exclusive use of the Board of Directors (the “Board”) of Clark, Inc. (“Clark” or the “Company” or “Target”). This Report has been prepared in support of an opinion that the Board has requested as to whether the merger consideration to be paid by AUSA Merger Sub, Inc. ( “Merger Sub”) to the stockholders of Target in connection with the proposed merger of Merger Sub with and into Target (the “Merger”) pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of November 1, 2006, between AUSA Holding Company, a wholly-owned subsidiary of AEGON N.V. (“AEGON” or “Acquirer”) and Clark (the “Agreement”) is fair, from a financial point of view, to the stockholders of Clark. Merger Sub, a Delaware corporation, is a wholly-owned subsidiary of AEGON, a corporation organized under the laws of the Netherlands. This Report and the information contained herein has been prepared solely for the Board of Clark and may not be used by any other person without the express prior written consent of KBW.
We have based our findings on information obtained from publicly available sources and from documents provided to us by Clark. In conducting our analyses, we have, with the consent of Clark, assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information reviewed by us, and we have not assumed any responsibility for independent verification of such information. With respect to any financial projections, we also have assumed that they have been reasonably prepared by the management of Clark on bases reflecting the best currently available estimates and judgments of the future financial performance of Clark. We express no view as to such projections or the assumptions on which they are based.
The Report is based upon economic, market and other conditions as they exist and can be evaluated on November 1, 2006 and includes a range of valuations for Clark utilizing several techniques. In preparing the Report, KBW did not attribute any particular weight to any analysis or factor. KBW believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying its conclusions. Any analysis of this type is subject to uncertainties and contingencies all of which are difficult to predict and are beyond the control of the firm preparing the analysis.

Table of Contents
Tab Executive Summary 1 Transaction Considerations 2 Valuation Information 3 Appendix 4

Executive Summary

Executive Summary
? KBW has been retained by the board of directors of Clark to provide an opinion with regard to the proposed acquisition of Clark by AEGON.
? AEGON proposes to acquire Clark for approximately $16.55 per common share in cash, representing a total equity purchase price of approximately $293 million, through a tender offer.
Merger price based on a 33% premium to the 60-day rolling average through October 31, 2006.
Shareholders will also receive, included above, $2.00 per share of consideration from the Other Business Services (“OBS”) asset sale to management.
? AEGON has unconditionally guaranteed payment of the merger consideration.
? Other material terms of the Agreement include:
Standstill with fiduciary out. Termination fee of $8.0 million (2.7% of equity value) if Clark’s board accepts a superior proposal.
Clark may solicit competing offers for OBS. There is no termination fee for the OBS transaction.

Executive Summary (continued)
? KBW has conducted due diligence on Clark, OBS and on the transaction process.
Met with the Company’s Chief Executive Officer, Chief Financial Officer and Vice President of Corporate Finance & Investor Relations at its North Barrington, Illinois headquarters.
Conducted conference calls with several members of the OBS senior management team.
Reviewed financial information, including internal projections for Clark’s principal business (known as “Corporate Solutions”) and the OBS businesses.
? Clark focuses on the design, marketing, and administration of compensation and benefit plans for companies and related key employees. Additionally, Clark provides executive compensation consulting and other consulting services to various corporations and financial institutions. The company is a leading provider of COLI and BOLI products.
? AEGON is a publicly-traded Netherlands-headquartered corporation focused on the life insurance, pension and asset accumulation markets. AEGON is also active in accident, supplemental health, general insurance and some limited banking activities which together account for a minor proportion of revenue and income.

Transaction Considerations

Clark – Company Overview
? Clark focuses on the design, marketing, and administration of compensation and benefit plans for companies and related key employees. Additionally, Clark provides executive compensation consulting and other consulting services to various corporations and financial institutions. The company is a leading provider of COLI and BOLI products.
? At September 30, 2006, the Company reported $671.0 million in assets, $270.4 million in shareholders’ equity and tangible shareholders’ equity of ($311.6) million.
? For the nine months ended September 30, 2006, the Company reported $200.3 million in revenue and net income of $0.9 million, a decrease from 2005 in which the Company earned $4.1 million in net income from $196.3 million in revenue.
? For the years ended December 31, 2004 and 2005, Clark reported $315.6 million and $273.8 million in revenue and $18.2 million and $10.6 million in net income, respectively.

Clark – Company Overview (continued)
? The Company has four reportable segments:
Corporate Solutions: provides strategic investment solutions, consulting and administrative services to clients
Healthcare Group: provides specialized compensation and benefit services for large and medium sized not-for-profit healthcare organizations
Pearl Meyer & Partners: specializes in executive compensation and retention programs
Federal Policy Group: provides a variety of legislative and regulatory strategic services
? The four reportable segments operate as independent and autonomous business units with a central corporate staff in North Barrington, Illinois responsible for finance, strategic planning, human resources and company-wide policies.
? The proposed transaction with AEGON entails only the Corporate Solutions segment and certain severance obligations at the corporate center. The proposed asset purchase by management is for the remaining businesses, inclusive of the severance and other obligations associated with those businesses.
? The financial performance of all of the four segments is heavily dependent on personnel, although the Corporate Solutions segment enjoys relatively more stable cash flows through its COLI renewal commission income stream.

AEGON – Company Overview
? AEGON is a publicly-traded company with a market capitalization of $29.5 billion focused on the life insurance, pension and asset accumulation markets. AEGON is also active in accident, supplemental health, general insurance and some limited banking activities which together account for a minor proportion of revenue and income.
With headquarters in the Netherlands, Europe employs approximately 27,000 people. AEGON’s three major markets are the United States, the Netherlands and the United Kingdom.
For six months ended June 30, 2006, the Company reported revenues of $21.9 billion and net income of $1.6 billion. As of June 30, 2006, the Company reported $373.4 billion in assets and $26.5 billion in shareholders’ equity.
? AEGON USA is the sixth largest life insurer in the U.S. by statutory capital & surplus and has leading positions in the institutional stable value market (GICs, funding agreements and synthetic GICs), the full-service pension market, and the variable life and annuity markets, along with strong positions in universal and term life and life reinsurance.
? AEGON has unconditionally guaranteed payment of the merger consideration.
Note: Assumes an exchange rate of €1 = $1.253

Transaction Terms
? Price per common share $16.55 ? Consideration 100% cash ? Financing            Unconditional guarantee of payment from AEGON ? Total equity value $293 million ? Structure            Merger into Delaware merger subsidiary of AEGON ? Stockholder            AEGON agrees to vote its shares in favor of agreement            the Merger. Certain Clark shareholders have agreed to tender their shares ? Termination fee $8.0 million (2.7% of equity value) if Clark’s board accepts a superior proposal. Merger transaction subject to a non-solicitation clause, with a fiduciary out. Clark may solicit competing offers for OBS ? Option treatment            Immediate vesting and cashless exercise ? Dividend            Current quarterly dividend of $0.06 per common share to be paid through closing

Transaction Terms (continued)
? Contingencies            Receipt of shareholder, corporate and regulatory approvals for both companies and the absence of any            Transaction material adverse change. subject to sale of OBS ? Timing            Anticipated close in first quarter 2007 ? Other            Transition services agreement will be executed, governing relationship between Clark and OBS business

Acquisition Consideration Analysis
Item Value Comment
“Unaffected Share Price” $ 11.58 Defined as 60-day rolling average Clark closing price pre-announcement Premium 3.82 33% per merger agreement Europe Consideration Per Share $ 15.41
Separation costs per share not assumed by AEGON ($0.86)
Proceeds per share from MBO Transaction (“MBO Consideration”) $ 2.00
Total Consideration per Common Share $ 16.55
Common Shares Outstanding 17,708,177
Aggregate Consideration to Shareholders $293,073,901

Transaction Considerations
? On October 26, Clark announced a third quarter pre-tax loss of ($46,111). Similar to the first and second quarters of 2006, operating earnings did not meet research analyst consensus quarterly estimates.
? Management is positive on the outlook for full year 2007 earnings and are generally positive with regard to Clark’s prospects. However, management’s latest internal forecast for 2007 earnings, $0.57 per share, is below analysts’ consensus estimate of $0.77 per share.
Introduced a new product, Alpha-BOLI, to deal with a flat yield curve.
COLI Best Practices legislation was signed into law on August 17th, alleviating some of the systemic risk associated with BOLI/COLI.
? Acquisitions provide a potential upside to earnings but the historical performance of some of Clark’s larger acquisitions has not met internal expectations.
? Effective January 1, 2005, Clark restructured two segments in which its previous Human Capital Practice segment was merged into its Executive Benefits Practice segment which, as of January 1, 2006, is part of the Corporate Solutions Practice.
? The 2005 departures of Pearl Meyer and Steve Hall, the CEO and President of Pearl Meyer & Partners, respectively, are expected to reduce future revenue opportunities in the Company’s executive compensation consulting unit.
? Areas of concern for management include: the flat yield curve, legislative changes and uncertainty surrounding COLI sales, the ability to attract and retain key producers, and the merger and acquisition environment.
? Neither management nor the stockholders of Clark have received any other offers for the Company, nor have they solicited any other offers.

Transaction Background
? From time to time, Clark has investigated potential transactions in order to maximize shareholder value. However, given the human capital-intensive nature of the business, discussions have been high-level, limited, and confidential in nature.
? Clark maintains strategic relationships with insurance companies such as AEGON, AXA, Great-West Life, Mass Mutual, New York Life, ING, Prudential, Clarica, and West Coast Life, in which both parties are committed to developing and delivering creative products with high client value. Clark works closely with clients to design customized products that meet the specific organizational needs of the client and with insurance companies to develop unique policy features and competitive pricing.
? In 2000, AEGON acquired 8.9% of Clark’s outstanding shares. AEGON currently owns 13.0%.
? In the summer of 2004, AEGON initiated detailed discussions with Tom Wamberg, CEO. Draft definitive documentation was negotiated and price and other terms were largely established. The proposed transaction was for all of Clark’s equity, with no asset sale to a third party of the OBS units contemplated. The proposed pricing was approximately a 40% premium to the stock price at the time of negotiations, or $25.25 per share. During the diligence process, AEGON decided that the regulatory, personnel and revenue risks associated with the business were too great, and withdrew from the transaction.

Transaction Background (continued)
? During this time, and from time to time since these discussions, Clark has approached certain other carriers, brokers and other intermediaries, asset managers and other fiduciaries and other parties to determine receptivity to a transaction. None of the parties contacted expressed sufficient interest to warrant continued negotiations.
? Clark’s business is highly dependent on its producers. The loss of any of its key employees or key producers is expected to have a material adverse impact on its operations and financial performance.
Pearl Meyer & Partners: The top 6 producers represent approximately 60% of revenues.
Federal Policy Group: The top producer represents over 75% of revenues.

Clark -Valuation Matrix
($ in millions, except per share amounts) Europe’s Current Proposal Equity price per common share $12.50 $16.55 [1] Total fully diluted equity value $224.0 $296.5 Net debt $ 51.9 $ 51.9 Total enterprise value $275.9 $348.4 Cash component — $296.5 Stock component — 0.0 Aggregate Purchase KENT Price as Multiple of: Factor (2) LTM Revenue $229.3 1.2x 1.5x LTM EBITDA $ 21.8 12.7x 16.0x 2006E EBITDA $ 26.6 10.4x 13.1x 2007E EBITDA $ 34.3 8.1x 10.2x Equity Purchase Price Per Share as Multiple of: 2006E EPS $ 0.46 27.2x 36.0x 2007E EPS $ 0.77 16.3x 21.6x
1. Includes additional consideration from sale of OBS segment. 2. Adjusted to reflect segregated revenues and EBITDA flows to CBC Insurance Revenue Securitization, LLC. Note: As of November 1, 2006. Projected earnings represent IBES median estimate. Source: FACTSET and Bloomberg.

Valuation Information

Scope of Review and Summary Findings
Scope of Review We have conducted a review of historical stock prices, comparable companies analysis, comparable merger and acquisition transactions analysis, discounted cash flow analysis and historical transaction premium analysis based on information provided to us by the management of Clark, including audited historical GAAP financial statements and actuarial reviews completed by third parties. None of the selected companies or the selected transactions is directly comparable to Clark or the Merger, respectively, and therefore, the results of the selected company analyses and selected transactions are primarily financial calculations rather than detailed analyses of the differences in operating characteristics and business mixes and transaction details of the various companies and transactions, respectively. Appropriate use of the data includes qualitative judgments concerning, among other things, differences among the companies and the transactions. The dividend discount analysis is highly dependent on the assumptions used to create the projections. Summary of Findings The following pages contain the results of our review.

Clark – Historical Stock Price Performance
$35.00 3,000 $30.00 2,500 $25.00 2,000 1,500 Volume Price $20.00 1,000 $15.00 500 $10.00 $5.00
11/1/01 4/16/02 9/27/02 3/14/03 8/27/03 2/9/04 7/23/04 1/6/05 6/21/05 12/2/05 5/19/06 11/1/06 Volume Clark, Inc.
Note: Prices reflect closing prices. Source: FACTSET

Clark – Historical P/E
? Over the past twelve months, Clark has traded in a range of 14.7x to 21.9x times NTM earnings
25.0x 20.0x Price/ NTM Earnings 15.0x 10.0x 11/1/05 12/2/05 1/6/06 2/8/06 3/13/06 4/14/06 5/19/06 6/21/06 7/24/06 8/25/06 9/28/06 11/1/06 Clark Inc.
Source: FACTSET

Clark – Historical Earnings Estimates
? Over five of the past six fiscal quarters, Clark has reported earnings below analysts’ mean estimates.
? Over the past twelve months, equity research analysts have steadily reduced earnings estimates for Clark.
$18 $1.20
$16 $1.00 $14
$12 $0.80 $10 Kent Range of Stock $0.60 Earnings Price Estimates $8 $6 Mean $0.40
Reported Earnings Surprise % % Price Fiscal Qtr Earnings Estimate Amount Surprise Impact
$4 06/2006 $0.01 $0.08 ($0.07) (86.7) (6.4) 03/2006 0.04 0.09 (0.05) (54.3) 13.2 $0.20 12/2005 0.37 0.42 (0.05) (11.9) (8.6) $2 09/2005 0.01 0.08 (0.07) (87.5) (2.9) 06/2005 0.16 0.08 0.08 108.7 1.3 03/2005 0.06 0.34 (0.28) (82.4) (12.5) $0 $0.00 Dec-05 Feb-06 Apr-06 Jun-06 Aug-06 Oct-06
Source: FACTSET

Comparison of Offer Price to Historical Clark Prices
? Europe’s offer, inclusive of the pre-closing dividend to shareholders from the sale of the OBS assets, represents a 32.4% premium to Clark’s current market price.
Implied Premiums Europe’s Offer Price Per Share $16.55
Implied
Price Premium
Current Price (11/1/06) $12.50 32.4% 20 Day Average Price 11.85 39.7 40 Day Average Price 11.60 42.7 60 Day Average Price 11.58 42.9 52 Week High (11/03/05) $15.48 6.9% 52 Week Low (08/04/06) 10.39 59.3 IPO Price (08/19/98) $ 9.00 83.9%

Comparable Companies -Summary
? Based on analysis of a selected group of comparable companies, the implied range change of control values for Clark is shown below:
$16.55
LTM Revenue $3.33 $29.12 LTM EBITDA $4.88 $16.91 2006E EBITDA $9.54 $17.72 2007E EBITDA$11.67 $15.95 2006E EPS $6.06 $12.63
2007E EPS $8.30 $17.36
$0 $5 $10 $15 $20 $25 $30 $35 Price Per Common Share
(1) Using management’s internal forecast of $0.57 per share, the implied change of control range is $6.31-$13.26 per share.

Comparable Companies -Summary
? Based on analysis of a selected group of comparable companies, the implied range of trading values for Clark is shown below:
Selected Companies Going Concern Change Acquisition Clark Multiples Implied Equity Value Implied Value Per Share of Control Implied Value Per Share Factor Min Max Low High Low High Premium Low High
Enterprise Value / LTM Revenue $229.3 0.4x 2.1x $49.7 $434.4 $2.78 $24.26 20% $3.33 $29.12
LTM EBITDA 21.8 5.7 14.0 72.8 252.3 4.06 14.09 20 4.88 16.91
2006E EBITDA 26.6 7.3 11.9 142.4 264.4 7.95 14.77 20 9.54 17.72
2007E EBITDA 34.3 6.6 8.5 174.1 238.0 9.73 13.29 20 11.67 15.95
Price/ 2006E EPS $ 0.46 11.0x 22.9x $90.4 $188.4 $5.05 $10.52 20% $6.06 $12.63
2007E EPS 0.77 9.0 18.9 123.8 259.0 6.91 14.47 20 8.30 17.36
Range $49.7 $434.4 $2.78 $24.26 20% $3.33 $29.12
Note: Range of methodologies is derived from the minimum and maximum value of all metrics, excluding highest and lowest value.

Market Statistics of Selected Companies
($ in millions) Debt/ Enterprise Value 06E-’07E LTM Total Return Market Enterprise Total LTM EBITDA Price/Earnings EPS EBITDA Price 3 Mo. 1 Year Value Value Cap. Revenue LTM 2006E 2007E LTM 2006E 2007E Growth&nbs p; Margin Company Ticker 11/01/06 (%) (%) ($mm) ($mm) (%) (x) (x) (x) (x) (x) (x) (x) (%) (%)
Clark, Inc. CLK $12.50 7.5% -12.3% $ 221 $ 276 16.0% 1.2x 12.7x 10.4x 8.1x 29.1x 27.2x 16.3x 66.3% 9.5% Independent Insurance Brokers
Arthur J. Gallagher & Co. AJG $27.75 3.0% -1.5% $2,722 $2,722 15.5% 1.9x 13.4x 10.3x 8.7x 18.9x 18.5x 15.9x 16.7% 13.8% Hilb Rogal & Hobbs Co. HRH 39.41 -0.7 5.8 1,424 1,424 31.0 2.1x 10.0x 7.4 6.6 17.3 17.1 15.2 12.6 20.6% Hub International Ltd. HBG 29.82 14.8 20.1 1,166 1,177 18.6 2.4x 11.1x 8.0 6.7 18.1 18.3 15.3 19.9 21.5% USI Holdings Corp. USIH 15.37 23.8 17.9 891 1,133 37.6 2.1x 11.0x 9.2 8.0 14.6 13.3 11.7 13.4 19.3% Brooke Corp. BXXX 11.75 3.9 -10.9 147 261 74.8 1.6x 10.1x 7.3 NA 13.5 11.0 9.0 21.5 15.9% Other Service Companies
Hewitt Associates Inc[1] HEW $25.00 11.6% -4.8% $2,765 $2,934 20.9% 1.0x 22.2x 11.9x 7.6x 18.5x NA 18.1x NA 4.6% Watson Wyatt Worldwide[2] WW 44.25 36.9 71.1 1,876 1,876 4.4 1.5 10.4 9.3 8.5 22.3 20.6 18.9 8.7 14.2% National Financial Partners NFP 38.14 -13.7 -12.0 1,497 1,497 11.2 1.4 10.4 10.1 7.9 14.2 14.7 12.1 21.2 13.8% BISYS Group Inc.[2] BSG 11.06 -8.1 -12.7 1,332 1,332 0.5 1.3 5.7 7.7 7.1 23.5 20.7 16.8 23.4 22.1% CBIZ Inc. CBZ 6.84 -2.6 21.1 482 568 30.6 1.0 9.1 9.3 NA 20.1 20.1 18.0 11.8 10.6% Crawford & Co. CRD.B 7.55 6.9 14.2 373 390 30.5 0.4 7.7 7.9 NA 20.4 22.9 16.8 36.4 5.8% CorVel Corp.[3] CRVL 43.82 74.9 101.9 413 413 0.0 1.6 14.0 12.7 NA 42.1 32.7 29.3 11.6 11.1% Cunningham Lindsey Inc. LIN 2.65 -23.7 -30.2 60 140 51.7 0.3 5.6 3.9 3.1 9.5 9.5 4.4 114.3 6.0% Median 3.9% 5.8% $1,166 $1,177 20.9% 1.5x 10.4x 9.2x 7.6x 18.5x 18.4x 15.9x 18.3% 13.8% Mean 9.8 13.8 1,165 1,220 25.2 1.4 10.8 8.8 7.1 19.5 18.3 15.5 25.9 13.8% Min -23.7% -30.2% $ 60 $ 140 0.0% 0.3x 5.6x 3.9x 3.1x 9.5x 9.5x 4.4x 8.7% 4.6% Max 74.9 101.9 2,765 2,934 74.8 2.4 22.2 12.7 8.7 42.1 32.7 29.3 114.3 22.1%
Sources: SNL Datasource, FactSet, Boomberg and respective company SEC filings 1. Historical and estimated financial statistics for fiscal year ended September 30. 2. Historical and estimated financial statistics for fiscal year ended June 30. 2006 projections represent projections for year ended June 30, 2007. 2007 projections represent FY2008 3. Historical and estimated financial statistics for fiscal year ended March 31. 2006 projections represent projections for year ended March 31, 2007. 2007 projections represent FY2008

Comparable Transactions -Summary
? Based on analysis of a selected group of comparable transactions from the last five years, the range of values for Clark is shown below: $16.55
LTM Revenue $14.63 $34.23 LTM EBITDA $7.96 $10.87 $0 $5 $10 $15 $20 $25 $30 $35 $40 Price Per Common Share
Selected Transactions KENT Multiples Implied Equity Value Implied Value Per Share
Factor Min Max Low High Low High
LTM Revenue $229.3 1.4x 2.9x $261.6 $612.3 $14.63 $34.23
LTM EBITDA $ 21.8 8.9x 11.3x 142.3 194.4 7.96 10.87
Range $142.3 $612.3 $ 7.96 $34.23
Note: Range of methodologies is derived from the minimum and maximum value of all metrics, excluding highest and lowest value.

Selected Comparable Transactions
Equity Enterprise Value / Announce Purchase Enterprise LTM LTM Date Target Acquirer Price Value EBITDA Revenues
02/11/05 Hull and Company, Inc. Brown & Brown, Inc. $175 $175 NA 2.8x 09/08/04 Summit Global Partners, Inc. USI Holdings Corp. 96 124 NA 1.9x 06/16/04 Exult Inc. Hewitt Associates 637 637 NM 1.4x 11/11/03 McGriff Seibels & Williams Inc. BB&T Insurance Services, Inc. 456 458 (1) 13.2x 2.9x 11/10/03 USA Insurance Group Inc. BISYS Group, Inc. 89 89 7.4x 3.0x 09/26/02 Long, Miller & Associates, LLC Clark/Bardes, Inc. 404 409 9.8x (2) NM 05/10/02 Hobbs Group LLC Hilb, Rogal and Hamilton Co. 246 276 (1) 11.3x 2.9x 12/19/01 ABD Insurance & Financial Svcs. Inc. Greater Bay Bancorp 201 209 (1) 9.7x 2.1x 04/15/01 E.W. Blanch Holdings, Inc. Benfield Greig Group Plc 179 242 NM 1.2x 02/23/01 ASI Solutions Aon Corp 115 124 8.9x 1.4x
(1) Includes aggregate value of earn-out consideration. (2) Multiples based on nine-month annualized results. Source: SNL DataSource and Company documents.

Discussion of Discounted Cash Flow Analysis
? KBW made the following assumptions in its dividend discounted cash flow analysis:
2006 and 2007 earnings per share of $0.46 and $0.77, respectively. These projections represent the median research analyst estimate for the respective time periods. Management’s latest internal forecast for 2007 earnings is $0.57 per share.
Earnings growth of 16.5% (IBES median long-term growth rate) annually after 2007.
An annual dividend payout ratio of 51.1%, the Company’s expected 2006 payout ratio assuming an annual dividend of $0.24.
Clark is sold at December 31, 2011 based on a forward multiple with the proceeds being discounted back to the present.
A 15.0% discount rate, as derived by a weighted average cost of capital analysis. This analysis is included in the appendix.
? KBW utilized research analyst estimates as its base scenario because management does not prepare five year projections.
? The valuation analysis is highly sensitive to the assumptions for projected net income, the terminal exit multiple and the discount rate.

Discounted Cash Flow Analysis
? Based on a dividend discounted cash flow analysis, the range of values for Clark is shown below:
Terminal Multiple $13.21 12.0x 14.0x 16.0x 18.0x
14.0% $12.06 $13.77 $15.47 $17.18
14.3% $11.94 $13.62 $15.31 $17.00
15.0% $11.58 $13.21 $14.84 $16.47
15.3% $11.46 $13.07 $14.69 $16.30
Discount Rate 16.0% $11.11 $12.68 $14.24 $15.80
Note: Dividend discounted cash flows analysis based on research analyst projections. Using management’s 2007 forecast of $0.57 per share, the DCF range is $8.25 to $12.77 per share.

Historical Premiums Analysis
? KBW compared the premium to Clark’s historical stock price in the Merger to premiums paid in other acquisitions of publicly-traded companies:
Market Premium 1 Day 1 Week 1 Month Clark Transaction 32% 33% 45%
All Industries (557 Transactions) Median 21% 23% 28%
Mean 26% 28% 33% Financial Institutions (165 Transactions) Median 19% 20% 23%
Mean 24% 25% 29%
Source: MergerStat
Note: Represents all whole M&A transactions with an equity purchase price between $100 million and $500 million announced from October 12, 2001 until October 12, 2006, in which the target was a publicly traded entity.
Financial institutions includes transactions with targets in the banking and finance, brokerage, investment management and insurance industries.

Appendix

Weighted Average Cost of Capital Analysis
(in millions, except per share amounts) Adjusted Stock Shares Equity Net Debt/ Levered Unlevered Company Ticker Price Out Value Debt Equity Value &n bsp; Beta Beta Clark, Inc. CLK 12.50 17.7 221 52 23.5% 0.93 0.79 Independent Insurance Brokers Arthur J. Gallagher & Co. AJG 27.75 98.1 2,722 147 5.4% 0.68 0.66 Hilb Rogal & Hobbs Company HRH 39.41 36.1 1,424 259 18.2% 0.83 0.73 Hub International Limited HBG 29.82 39.1 1,166 146 12.5% 0.55 0.51 USI Holdings Corporation USIH 15.37 58.0 891 257 28.8% 0.93 0.76 Brooke Corporation BXXX 11.75 12.5 147 131 88.7% NA NA Misc Financial Services Consulting Hewitt Associates, Inc. HEW 25.00 110.6 2,765 322 11.7% 0.76 0.74 Watson Wyatt Worldwide, Inc. WW 44.25 42.4 1,876 30 1.6% 0.92 0.92 National Financial Partners Corp. NFP 38.14 39.2 1,497 90 6.0% 1.34 1.32 BISYS Group, Inc. BSG 11.06 120.4 1,332 5 0.4% 1.16 1.16 CBIZ Inc. CBZ 6.84 70.4 482 100 20.8% 1.44 1.36 Crawford & Company CRD.B 7.55 49.4 373 82 22.0% 1.66 1.56 CorVel Corporation CRVL 43.82 9.4 413 0 0.0% 0.92 0.92 Cunningham Lindsey Inc. LIN 2.65 22.6 60 80 NM 1.16 NA Selected Companies Average 18.0% 0.96 Assumptions Unlevered Beta 0.96 Debt as a % of Equity Value 18.0% Levered Beta 1.08 Market Premium (1) 7.1% Risk Free Rate 4.7% (Average of 10 year Treasury Bond and 30 year Treasury Bond) Equity Size Premium (2) 4.0% Pre-tax Cost of Debt (3) 9.4% Assumed Marginal Corporate Tax Rate 35.0% Equity as a % of Total Capital 84.0% Net Debt as a % of Total Capital 16.0% Estimated Kent Cost of Equity K= RFR + (Levered Beta * Market Premium) + Equity Size Premium 16.3% Estimated Kent Cost of Debt K= Pre-tax Cost of Debt * (1-Tax Rate) 6.1% Estimated Kent WACC 14.6%
Source: SNL Financial and Bloomberg. (1) Ibbotson Associates Risk Premia Over Time Report: 2005 - long-horizon expected equity risk premium. (2) Ibbotson Associates Risk Premia Over Time Report: 2005 - Beta-adjusted size premium for companies with a market capitalization between $1 million and $586 million. (3) Estimated rate based on weighted average of outstanding trust preferred securities.

Earnings Estimate Summary
Consensus Mean EPS Estimates Year Ending Q1 Q2 Q3 Q4 Annual
2005 $0.06 $0.06 $0.09 $0.41 $0.61
2006 0.08 0.08 0.01 0.35 0.45
2007 0.13 0.17 0.04 0.46 0.77
Individual EPS Estimates Target Firm Analyst Recom. Price 2006E 2007E
Matrix USA Feinseth Sell — — -
KBW Lipponen Mkt Pfm 14.00 0.33 0.67
Barrington Research Hutchison Outpfm 16.00 0.46 0.86
Stephens Inc. Fisken Overwt — 0.54 -
Note: Management’s latest internal forecast for 2007 is $0.57 per share. Source: Bloomberg

Historical GAAP Income Statement for Clark
Year Ended December 31, Nine Months Ended Sep. 30, ($ in thousands) 2001 2002 2003 2004 2005 2005 2006
Revenue First year commissions and related fees $119,349 $124,106 $113,851 $151,988 $123,894 $ 39,392 $ 41,217
Renewal commissions and related fees 93,028 114,464 158,529 157,480 142,832 97,318 95,446
Consulting fees 19,659 34,973 47,205 — — 59,590 63,655
Reimbursable expenses 4,848 5,043 6,344 6,114 7,080 — -
Total Revenue $236,884 $278,586 $325,929 $315,582 $273,806 $196,300 $200,318
Operating Expenses Commissions and fees 84,002 89,998 88,259 74,292 53,024 38,942 41,456
General and administrative 102,853 140,583 159,279 164,278 161,034 125,542 130,366
Reimbursable expenses 4,848 5,043 6,344 6,114 7,080 0 0
Amortization 11,560 9,249 21,579 18,158 15,407 11,535 11,314
Write off of Insurance Alliance Group 2,070 0 0 0 0 0 0
Settlement of litigation 0 0 (1,500) 0 0 0 0
Human Capital Practice Reorginazation 0 0 7,490 (198) 172 0 0
Total Operating Expenses $205,333 $244,873 $281,451 $262,644 $236,717 $176,019 $183,136
Operating Income $ 31,551 $ 33,713 $ 44,478 $ 52,938 $ 37,089 $ 20,281 $ 17,182
Other Income/(Expense) 354 262 302 (1,499) 1,617 1,616 (5)
Interest, net (7,168) (3,720) (24,009) (22,057) (21,459) (16,039) (15,911)
Income before taxes and effect of change in accounting principle $ 24,737 $ 30,255 $ 20,771 $ 29,382 $ 17,247 $ 5,858 $ 1,266
Income taxes 8,725 12,404 8,089 11,222 6,638 1,727 395
Income before effect of change in accounting principle, net of tax $ 16,012 $ 17,851 $ 12,682 $ 18,160 $ 10,609 $ 4,131 $ 871
Effect of change in accounting principle, net of tax 0 (523) 0 0 0 0 0
Net Income $ 16,012 $ 17,328 $ 12,682 $ 18,160 $ 10,609 $ 4,131 $ 871
Basic EPS $ 1.22 $ 1.03 $ 0.69 $ 0.98 $ 0.59 $ 0.23 $ 0.05
Diluted EPS $ 1.18 $ 0.99 $ 0.68 $ 0.97 $ 0.58 $ 0.22 $ 0.05

Historical GAAP Balance Sheet for Clark
($ in millions) As of December 31, As of September 30, 2001 2002 2003 2004 2005 2005 2006
Current Assets Cash and cash equivalents $ 10,207 $ 14,266 $ 3,156 $ 23,199 $ 5,077 $ 4,475 $ 8,466
Restricted cash 14,065 18,966 12,020 7,799 6,024 6,542
Accounts and notes receivable, net 50,927 63,934 47,478 44,388 36,893 30,781 30,757
Prepaid income taxes 3,253 2,931 1,479 3,845 6,316 2,783
Deferred tax assets 690 1,252 253 782 0 729 0
Other current assets 2,384 2,888 3,149 2,445 3,527 2,747 2,919
Total Current Assets $ 64,208 $ 99,658 $ 75,933 $ 84,313 $ 57,141 $ 51,072 $ 51,467
Intangible Assets, net 187,728 600,195 589,803 584,246 582,544 574,788 582,010
Equipment and Leasehold Improvements, net 11,005 15,135 13,284 12,140 12,276 12,950 11,986
Cash Surrender Value of Life Insurance 8,111 11,336 11,183
Other Assets 6,990 19,687 20,283 12,483 11,216 11,403 25,487
Total Assets $269,931 $734,675 $699,303 $701,293 $674,513 $661,396 $670,950
Current Liabilities Accounts payable $ 4,767 $ 8,048 $ 8,129 $ 3,886 $ 4,243 $ 2,880 $ 4,422
Accrued liabilities 46,086 47,183 46,648 54,145 40,051 34,851 39,211
Deferred revenue 520 2,349 1,980 2,268 2,469 3,850 3,754
Deferred tax liabilities 3,451 0 0 0 186 0 96
Interest rate swap payable 2,043 0 0 0 0 0 0
Recourse debt maturing within one year 523 11,154 8,120 1,295 3,730 1,395 1,540
Non-recourse debt maturing within one year 523 11,521 8,433 13,632 16,299 343 14,185
Total Current Liabilities $ 57,913 (1) $80,255 $ 73,310 $ 75,226 $ 66,978 $ 43,319 $ 63,208
Trust Preferred Debt 0 0 0 45,000 45,000 45,000 45,000
Long-Term Recourse Debt 3,040 102,559 55,672 3,427 1,998 2,368 13,829
Long-Term Non-Recourse Debt 3,040 293,479 280,296 261,195 238,296 256,846 227,009
Deferred Tax Liabilities 7,146 8,837 14,057 24,752 33,022 31,233 32,442
Deferred Compensation 2,601 3,779 6,563 8,215 11,443 10,907 11,636
Interest Rate Swap 0 0 157 0 0 0 0
Other Non-Current Liabilities 0 4,644 10,980 9,292 7,758 6,579 7,403
Total Liabilities $ 73,739 (1) $493,553 $441,035 $427,107 $404,495 $396,252 $400,527
Total Stockholders’ Equity 196,192 241,122 258,268 274,186 270,018 265,144 271,852
Total Liabilities and Stockholders’ Equity $269,931 $734,675 $699,303 $701,293 $674,513 $661,396 $672,379